Exhibit 99.1

VOLT INFORMATION SCIENCES REPORTS UPDATE ON
SHORT-TERM FINANCING PROGRAM

New York, New York, May 3, 2013 – Volt Information Sciences, Inc. (OTC: VISI) today announced the extension to July 31, 2013 from May 31, 2013 of the financing facility and the requirement to provide audited financial statements for its fiscal 2011 year under its Short-Term Financing Program (“Short Term Financing Program”).  The underlying borrowing agreement was also extended to July 31, 2014 from its previous April 30, 2014 expiration date.  The due date for audited financial statements for fiscal 2012 of September 30, 2013, is unchanged.  In addition, the credit available under the Short-Term Financing Program has been increased to $200 million from $150 million.  The Company’s Short-Term Financing Program provides for borrowing secured by receivables related to its staffing services business.

Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 1000 customer base.  Operating through an international network of servicing locations, the Staffing Services Segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for professional search and temporary/contingent personnel as well as managed services programs.  Technology infrastructure services include telecommunications engineering, construction, and installation; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

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Contact:

James Whitney

Volt Information Sciences, Inc.

voltinvest@volt.com

212-704-7921